Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Bernard H. Clineburg,

Tyson’s Corner, Virginia

          Chairman, President & CEO, (703) 584-3400

July 15, 2003

          Carl E. Dodson, EVP, (703) 584-3400

CARDINAL FINANCIAL CORPORATION REPORTS

SECOND QUARTER 2003 PROFITS; ASSETS TOP $500 MILLION

Cardinal Financial Corporation (NASDAQ: CFNL – Common, NASDAQ: CFNLP – Preferred) (the “Company”), parent company of Cardinal Bank N.A., located in Tyson’s Corner, Virginia, today announced second quarter 2003 net income of $545,000, or $0.05 per common share, compared to a loss of $1.4 million, or $0.18 per common share, in the second quarter of 2002, representing an improvement of $1.9 million.  The increase in net income is a result of improvements in net interest income and non-interest income and a decline in non-interest expense during the period. This quarterly result is presented after the effect of dividends paid in each quarter of $124,000 to preferred shareholders.

The second quarter of 2003 is the fourth consecutive profitable quarter reported by the Company, resulting from the successful restructuring and consolidation that began in late 2001. For the six months ended June 30, 2003, the Company reported net income of $912,000 or $0.09 per common share, compared to a loss of $1.4 million or $0.24 per common share for the comparable period in 2002.  All results are presented after the effect of preferred dividends paid year to date of $247,000 in 2003 and 2002.

Total assets increased by 6.8% or $32.9 million to $519.2 million at June 30, 2003, compared to $486.3 million at December 31, 2002.  Total loans receivable, net of fees, were $264.2 million at June 30, 2003, compared to $249.1 million at December 31, 2002, an increase of $15.1 million or 6.1%. Investment securities available-for-sale increased by $66.3 million or 40.5% to $230.0 million at June 30, 2003, compared to $163.7 million at December 31, 2002. Total deposits increased by $14.9 million or 3.5% to $438.4 million at June 30, 2003, compared to $423.5 million at December 31, 2002. Other borrowed funds at June 30, 2003 were $38.0 million, an increase of $36.0 million compared to $2.0 million at December 31, 2002.

Shareholders’ equity increased 0.5% to $40.9 million at June 30, 2003, compared to $40.7 million at December 31, 2002. The increase of $207,000 over the last six months was driven by a decrease in the favorable mark-to-market adjustment of $820,000 on the Company’s primarily mortgage-backed investment portfolio. Offsetting this decrease was the $912,000 year to date net income to common shareholders. Despite the decrease in the mark-to-market adjustment, the Company’s unrealized gain on its investment portfolio was $1.5 million as of June 30, 2003.  Book value per common share at June 30, 2003 was $3.39, compared to $3.37 at December 31, 2002.  Tangible book value per common share at June 30, 2003 was $3.32, compared to $3.31 at December 31, 2002.  Regulatory capital ratios for the Company remained well above regulatory minimum requirements.

Net interest income increased $783,000 or 29.4% to $3.4 million for the three months ended June 30, 2003, compared to $2.7 million for the second quarter of 2002.  Year to date, net interest income increased $1.9 million or 37.2% to $6.9 million, compared to $5.0 million for the same period of 2002.  The increase is primarily attributable to the increase in the average volume of investment securities and loans in the three and six months ended June 30, 2003, compared with the same period in the prior year, funded through the increase in total deposits and other borrowed funds.  This increase was slightly offset by the continuing decrease in net interest margin as a result of historically low interest rates. For the three months ended June 30, 2003, the Company’s net interest margin decreased 17 basis points to 2.90%, compared to 3.07% during the second quarter of 2002.  For the six months ended June 30, 2003, the Company’s net interest margin was 3.00%, a decrease of 18 basis points when compared to the same period of 2002.

During the quarter ended June 30, 2003, the provision for loan loss expense was $166,000, compared to $39,000 for the quarter ended June 30, 2002.  For the year to date 2003, the provision for loan losses was $246,000, compared to $39,000 for the same period 2002.  The primary reason for the increase in provision expense for the quarter and year to date periods was due to growth in the volume of loans receivable compared to the prior year. The Company’s allowance to total loans ratio increased slightly to 1.36% at June 30, 2003, compared to 1.35% at December 31, 2002. The Company continued to experience strong loan quality as demonstrated by annualized net charge-offs of only .03% of total loans during the second quarter and non-performing loans representing only .24% of total loans as of June 30, 2003.

Non-interest income increased 63.7% to $1.0 million in the second quarter of 2003 from $641,000 in the same quarter of 2002, due mostly to $417,000 in gains on the sale of a portion of the Company’s mortgage-backed and U.S. agency bond portfolios.  Market interest rates continued to decline during the second quarter, causing rapid pre-payments of the Company’s mortgage-backed securities portfolio.  As a result, the Company continued to sell selected securities during the quarter to realize a portion of the unrealized gains on the securities portfolio.  For the year to date 2003, non-interest income increased 40.7% to $2.0 million, compared to $1.4 million for the same period in 2002.

Non-interest expense decreased 18.6% to $3.7 million for the second quarter of 2003 from $4.5 million for the same period in 2002. The decrease is partially attributable to the other than temporary impairment writedown of $1.7 million in a WorldCom bond recorded during the second quarter of 2002.  Excluding the writedown of the bond, non-interest expense increased to $3.7 million for the three months ended June 30, 2003, compared to $2.8 million for the same period in 2002.  For the year to date 2003, non-interest expense decreased $77,000 or 1.0% to $7.5 million, compared to $7.6 million for the same six-month period in 2002. The Company’s headquarters move to Tysons Corner during the first quarter of 2003 and the opening of the Arlington branch location during the fourth quarter of 2002 impacted 2003 expenses. The Company has also increased in 2003 its advertising and marketing efforts, and has experienced increases in other professional fees and loan expenses, all attributed to the Company’s strong asset growth during the last six months.

In the first quarter of 2003, the Company relocated its corporate headquarters from Fairfax, Virginia to Tyson’s Corner, Virginia, the largest suburban business district in the metropolitan Washington, D.C. area. The Company plans to open a branch at its headquarters location in September 2003.  In addition, pending regulatory approval, the Company plans to open a new triple drive through financial center in the downtown area of Leesburg, Virginia later this year.  Leesburg is the center for commerce and government for Loudoun County, one of the fastest growing counties in the nation.

As previously announced in January 2003, the Company has also reached an agreement to acquire at least two additional premier full service branch office sites in Virginia – one in western Fairfax County and one in eastern Prince William County.  Pending regulatory approval, these two additional branch sites are expected to open during the first or second quarter of 2004.

The Company expects additional branch sites to become available in Northern Virginia as the First Union / Wachovia and BB&T / First Virginia branch consolidations are completed later this year.  The Company intends to actively pursue the purchase or sublease of prime branch sites as they become available to further expand its footprint in the Northern Virginia market.

Bernard H. Clineburg, Chairman, President and Chief Executive Officer of the Company, said, “The continuing consolidation of the local banking market continues to fuel our growth.  After BB&T completes its consolidation with First Virginia later this year, Northern Virginia will be dominated by large banks and thrifts headquartered out of state.  The opportunity this provides us to acquire prime branch sites in rapidly growing areas of our market will not soon be repeated.  We are extremely excited about our planned expansion in Fairfax, Loudoun and Prince William counties, which are the three fastest growing counties in Virginia and among the fastest growing in the nation.  Over 40% of insured deposits in Virginia are in Northern Virginia, yet the top two Virginia-based banks are both headquartered outside of Northern Virginia.  One of the major reasons we raised additional capital in 2002 was to fund future branch expansion.  Although expenses associated with our expansion plans may reduce earnings in the short-term, we are managing the Company for long-term growth and profitability, which we believe to be consistent with the goals of our shareholders.”

Cardinal Financial Corporation is the parent company of Cardinal Bank, N.A., and Cardinal Wealth Services, Inc., a full-service investment advisor subsidiary.  Cardinal Bank, N.A., serves Northern Virginia with eight conveniently located branches in Alexandria, Arlington, Fairfax, Manassas, McLean, Reston, Sterling and Tysons Corner. The company’s common and preferred stock is traded on the NASDAQ SmallCap Market (CFNL-Common, CFNLP-Preferred).  For additional information, please visit our website at www.cardinalbank.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These statements may be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “believe,” “anticipate,” “intend,” “plan” or variations thereof.  These forward-looking statements may contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as its future operations and financial performance.  Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other filings that the Company makes with the Securities and Exchange Commission.

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Condition

As of June 30, 2003 and December 31, 2002

(Dollars in thousands)

	(Unaudited)
	2003	2002
Cash & due from banks	$ 11,708	$ 27,465
Federal funds sold	5,396	35,906
Investment securities, available-for-sale	230,004	163,665
Other investments	2,638	1,615

Loans held for sale	267	-

Loans receivable, net of fees	264,165	249,106
Allowance for loan losses	(3,582)	(3,372)
Loans receivable, net	260,583	245,734

Premises and equipment, net	5,089	4,942
Goodwill	646	646
Other assets	2,879	6,350

TOTAL ASSETS	$ 519,210	$ 486,323

Non-interest bearing deposits	$ 80,483	$ 72,962
Interest bearing deposits	357,878	350,517
Total deposits	438,361	423,479

Other borrowed funds	38,018	2,000

Other liabilities	1,912	20,132

Shareholders' equity	40,919	40,712

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 519,210	$ 486,323

Non-performing assets/ loans receivable, net of fees	0.24%	0.37%
Annualized net charge offs / loans receivable, net of fees	0.03%	0.04%
Allowance / loans receivable, net of fees	1.36%	1.35%

Shareholders' equity	$ 40,919	$ 40,712
Tier I capital	38,748	37,721
Ratio	11.29%	12.25%
Tier I & II capital	$ 42,330	$ 41,093
Ratio	12.33%	13.35%

Book value per common share	$ 3.39	$ 3.37

Tangible book value per common share	$ 3.32	$ 3.31

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Operations

Three and Six Months Ended June 30, 2003 and 2002

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2003	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30, 2002

		2002	2003
Net interest income	$ 3,444	$ 2,661	$ 6,904	$ 5,033
Provision for loan losses	(166)	(39)	(246)	(39)
Non-interest income	1,049	641	2,023	1,438

Net interest income & non-interest income	4,327	3,263	8,681	6,432

Salaries & benefits	1,541	1,345	3,190	2,808
Occupancy	299	275	777	636
Depreciation	259	184	455	379
Amortization of intangibles	-	7	-	22
Data processing	252	164	455	397
Telecommunications	122	67	195	135
Writedown on corproate bond impairment	-	1,660	-	1,660
Other operating expense	1,185	790	2,450	1,562
Total non-interest expense	3,658	4,492	7,522	7,599

NET INCOME (LOSS)	$ 669	$ (1,229)	$ 1,159	$ (1,167)

Dividends to preferred shareholders	$ 124	$ 124	$ 247	$ 247

NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$ 545	$ (1,353)	$ 912	$ (1,414)

Basic and diluted earnings (loss) per common share	$ 0.05	$ (0.18)	$ 0.09	$ (0.24)
Average common shares outstanding for basic	10,056,144	7,327,304	10,051,132	5,819,192
Average common shares outstanding for diluted	10,294,425	7,327,304	10,208,542	5,819,192

Return on average assets	0.55%	-1.33%	0.48%	-0.69%
Return on average equity	6.69%	-16.23%	5.74%	-9.16%

Net interest margin	2.90%	3.07%	3.00%	3.18%